                                               FILED PURSUANT TO RULE 424(b)(3)
                                                     Registration No. 333-39387
PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED DECEMBER 23, 1997)

                                 $115,000,000
                         CREDENCE SYSTEMS CORPORATION
                        CONVERTIBLE SUBORDINATED NOTES
                          AND SHARES OF COMMON STOCK

  This Prospectus Supplement relates to Notes and shares of common stock of the Company issuable upon conversion of the Notes. The Notes and the shares are to be offered for the account of the Selling Securityholders. This Supplement is not complete without the Prospectus dated December 23, 1997, as amended and supplemented to date. All capitalized terms used in this Supplement have the meanings given them in the Prospectus.

                            SELLING SECURITYHOLDERS

  Set forth below, to the Company's knowledge, are the names of certain Selling Securityholders who were not specifically identified in the Prospectus, the principal amount of Notes that may be offered by such Selling Securityholders pursuant to this Prospectus, the percentage of Notes held by such Selling Securityholders and the number of Shares into which such Notes are convertible.

  The following table sets forth certain information as of December 21, 1998. However, any or all of the Notes or Shares listed below may be offered for sale pursuant to this Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amounts of Notes or Shares that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act. The table of Selling Securityholders in the Prospectus is hereby amended to include the following Selling Securityholders:

                                                               Number of Shares
                         Aggregate Principal                   of Common Stock
                           Amount of Notes     Percentage of     That May Be
Beneficial Holder         That May Be Sold   Notes Outstanding     Sold(1)
-----------------        ------------------- ----------------- ----------------
Putnam Convertible
 Income-Growth Trust....     $3,000,000             2.6%            43,383
Putnam High Income
 Convertible and Bond
 Fund...................     $2,000,000             1.7             28,922
Reliant Trading.........     $  250,000               *              3,615
Tennessee Consolidated
 Retirement System......     $6,625,000             5.7%            95,806

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 * Less than 1%.
(1) Assumes a conversion price of $69.15 per share and a cash payment in lieu of any fractional share interest.

  The preceding table has been prepared based upon information furnished to the Company by the above Selling Securityholders. From time to time, additional information concerning ownership of the Notes and Shares may rest with certain holders thereof not named in the preceding table, with whom the Company believes it has no affiliation.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 12, 1999